Exhibit 10.23

CHS 401(K) SUPPLEMENTAL SAVINGS PLAN

This CHS 401(k) Supplemental Savings Plan (the “Plan”) is established as of the 1st day of January, 2003, by CHS/Community Health Systems, Inc. (the “Company”).

RECITALS

WHEREAS, the Company and certain affiliates of the Company currently employ certain employees who have contributed to the financial success of the Company and are designated by the Retirement Committee of the Company as “Highly Compensated Employees” under the Community Health Systems, Inc. 401(k) Plan (the “Retirement Plan”); and

WHEREAS, the designation of such employees as Highly Compensated Employees limits their ability to make pre-tax salary deferrals and receive all the matching contributions available to other employees under the Retirement Plan as a result of certain limitations in the Retirement Plan; and

WHEREAS, the Company wishes to provide such employees with an opportunity to make certain salary deferrals and to receive certain matching contributions  according to the terms and conditions set forth in this Plan that they are not able to make and receive under the Retirement Plan;

                                NOW, THEREFORE, for the reasons set forth above, the Company hereby establishes the Plan, as follows:

                1.             Name of Plan; Effective Date.  The Plan shall be known as the CHS 401(k) Supplemental Savings Plan.  The Plan shall be effective as of January 1, 2003.

                2.             Definitions.  As used in the Plan, the following terms shall have the meanings set forth below:

(a)           “Account” shall mean the Participant Account established and maintained for each Participating Employee and Beneficiary pursuant to Section 4.A.

(b)           “Beneficiary” shall mean (i) a person who has become eligible to participate and for whom an Account is maintained but who has ceased to be an employee of the Company or an affiliate of the Company, or (ii) a person entitled to benefits under the Plan as a beneficiary of a deceased Participating Employee or as a beneficiary of a deceased Beneficiary.

(c)           “Board” shall mean the Board of Directors of the Company.

(d)           “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e)           “Company” shall mean CHS/Community Health Systems, Inc., a corporation organized and existing under the laws of the State of Delaware.

(f)            “Compensation” with respect to any Participant means wages, salaries, and fees for professional services and other amounts received (without regard to whether or not an amount is paid in cash) for personal services actually rendered in the course of employment with the Company or an affiliate to the extent the amounts are includible in gross income (including, but not limited to, commissions paid salespersons, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, bonuses, fringe benefits, and reimbursements, or other expense allowances under a nonaccountable plan (as described in Regulation 1.62-2(c)) and excluding the following:  (a) Employer contributions to a plan of deferred compensation that are not includible in the Participant’s gross income for the taxable year in which contributed, Employer contributions under a simplified employee pension plan, or any distributions from a plan of deferred compensation; (b) amounts realized from the exercise of a nonqualified stock option, or when restricted stock (or property) held by the Participant either becomes freely transferable or is no longer subject to a substantial risk of forfeiture; (c) amounts realized from the sale, exchange or other disposition of stock acquired under an incentive stock option; and (d) other amounts that received special tax benefits, or contributions made by the Employer (whether or not under a salary reduction agreement) towards the purchase of an annuity described in Code Section 403(b) (whether or not the amounts are actually excludable from the gross income of the Participant)).    The annual Compensation of each Participant taken into account under the Plan for any year shall not exceed $200,000, as adjusted pursuant to Code Section 401(a)(17)(B).

Compensation as defined above shall be reduced by all of the following items (even if includible in gross income):  reimbursements or other expense allowances, fringe benefits (cash and non-cash), moving expenses, deferred compensation and welfare benefits.  Compensation shall include all of the following types of elective contributions and all elective contributions that are made by the Company or an affiliate on behalf of a Participant that are not includible in gross income under Code Sections 125, 402(e)(3), 402(h)(1)(B), 403(b), and 132(f)(4).  Compensation shall include amounts paid during that portion of the Plan Year during which the Employee is not eligible to participate in the Plan with respect to the allocation of Company contributions.

For a Participant’s initial year of participation, Compensation shall be recognized as of such Employee’s effective date of participation pursuant to Section 2(j).

(g)           “Hour of Service” shall mean each hour for which a Participating Employee is directly or indirectly paid, or entitled to payment, by the Company for the performance of duties as an employee of the Company.

(h)           “Matching Contribution” shall mean the Company contribution made pursuant to section 4.1(b) of the Retirement Plan.

(i)            “Normal Retirement Age” shall mean age sixty-five (65).

(j)            “Participating Employee” and “Participant” shall mean any person employed by the Company or any affiliate of the Company and designated by the Retirement Committee of the Company as a highly compensated employee under the Retirement Plan, such as that term is defined in Code Section 414(q) and as referenced in section 1.30 of the Retirement Plan.  The Company shall list Participating Employees from time to time in Appendix A to the Plan.  Each Participant’s entry date under the Retirement Plan shall also be the effective date of the Participant’s participation in this Plan.   Notwithstanding the preceding sentence, however, a Participant’s participation in the Plan shall not commence until the Participant has completed and returned to the Plan Administrator, and the Plan Administrator has accepted, any enrollment and beneficiary designation forms as may be required in the sole discretion of the Plan Administrator.

(k)           “Plan” shall mean the CHS 401(k) Supplemental Savings Plan, as set forth herein, and as may be amended from time to time.

(l)            “Plan Administrator” shall mean the Retirement Committee of the Company.

(m)          “Plan Year” shall mean the consecutive twelve-month period beginning January 1 and ending December 31.

(n)           “Retirement Plan” shall mean the Community Health Systems, Inc. 401(k) Plan, as restated effective January 1, 2002, and as may be amended from time to time.

(o)           “Trust Agreement” shall mean the agreement entered into between the Company and the Trustee establishing a trust to hold and invest contributions made by Participants and the Company under the Plan and from which all or a portion of the amounts payable under the Plan to Participants and Beneficiaries will be distributed.

(p)           “Trustee” shall mean the trustee or trustees qualified and acting under the Trust Agreement at any time.

(q)           “Valuation Date” shall mean the last day of the Plan Year and may include any other date or dates deemed necessary or appropriate by the Administrator for the valuation of the Participants’ accounts during the Plan Year, which may include any day that the Trustee, any transfer agent appointed by the Trustee or the Employer or any stock exchange used by such agent, are open for business.

(r)            “Vested” shall mean the nonforfeitable portion of the Account maintained on behalf of a Participating Employee or Beneficiary.

(s)           “Year of Service” shall mean a period of twelve (12) consecutive months during which a Participant has not less than 500 Hours of Service with the Company or any affiliate following the effective date of the Plan.

Where necessary or appropriate to the meaning hereof, the singular shall be deemed to include the plural, the plural to include the singular, the masculine to include the feminine and neuter, the feminine to include the masculine and neuter, and the neuter to include the masculine and feminine.

                                3.             Purpose.  This Plan is created for the sole purpose of permitting Participating Employees to accumulate additional retirement income through a nonqualified deferred compensation plan that enables them to make elective deferrals in excess of those permitted under the Retirement Plan and to receive matching contributions that are precluded by the provisions of the Retirement Plan or by applicable law.  This Plan is intended to be unfunded and maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

                                4.             Participant Accounts.

                                                A.            Accounts.  The Company shall maintain a separate Account in the name of each Participating Employee and each Beneficiary. Each Account shall be credited each Plan Year with the amounts provided for under Sections 4.B. and 4.D. below together with any earnings thereon.

                                                B.            Participant Contributions to Accounts.  For each Plan Year, each Participant may elect to defer Compensation that would have been received in the Plan Year, but for the deferral election, up to a maximum deferral of 6% of Compensation, less the maximum percentage or other portion of the Participant’s Compensation that could be deferred by the Participant for such Plan Year under the Retirement Plan.

                                                C.            Salary Deferral Election.  A Participant must make a  salary deferral election (i) prior to the Plan Year in which the deferral contributions will be made; (ii) prior to any calendar quarter of the Plan Year in which the deferral contributions will be made; or (iii) within thirty (30) days after such Participant becomes eligible to participate in the Plan; provided that such election is made pursuant to Section 2(j).  The Participant shall make such an election by entering into a written salary reduction agreement with the Company and filing such agreement with the Plan Administrator.  Such election shall initially be effective beginning with the calendar quarter following the acceptance of the salary reduction agreement by the Plan Administrator, shall not have retroactive effect, and shall remain in force until revoked.  A Participant may not modify a prior election during the Plan Year.  A Participant may not prospectively revoke the Participant’s salary reduction agreement at any time during the Plan Year.  However, the termination of the Participant’s employment shall be deemed to revoke any salary reduction agreement then in effect effective immediately following the close of the pay period within which such termination occurs.

                                                D.            Company Contributions to Accounts.  For each Plan Year in which a Participant is employed on the last day of the Plan Year and has completed 1,000 Hours of Service during the Plan Year, the Company shall make a cash contribution to such Participant’s Account in an amount equal to 1/3 of the lesser of (a) 6% of the Participant’s Compensation, less the maximum percentage salary deferral available to Highly Compensated Employees under the Retirement Plan, or (b) the actual percentage of the Participant’s Compensation deferred under the Plan.  All such contributions for each Plan Year shall be made no later than September 15 of the calendar year next following the end of the Plan Year, unless the Plan Administrator has not yet finally determined the amount of the Matching Contributions to be made for the Participants under the Retirement Plan by such date, in which event such contributions shall be made not later than 30 days after such Matching Contributions are finally determined by the Plan Administrator.

                                                E.             Special Contribution.  Notwithstanding any provision of the Plan to the contrary, for the Plan Year beginning January 1, 2003, the Company shall make a special one-time cash contribution to each Participant’s Account in an amount equal to the dollar value of the Matching Contributions that were forfeited by the Participants under the Retirement Plan for the plan years of the Retirement Plan which ended on December 31, 2001 and December 31, 2002.  The Plan Administrator shall determine the dollar value of all such forfeited Matching Contributions, which determination shall be final and binding on all Participants.  Such special contributions shall be made no later than September 15, 2003, unless the Plan Administrator has not yet finally determined the amount of the forfeited Matching Contributions, in which event such contributions shall be made not later than 30 days after such forfeited Matching Contributions are finally determined by the Plan Administrator.

                                                F.             Investment of Accounts.     Investment decisions with respect to all contribution sources shall be made by the Participant.  Participants may, subject to a procedure established by the Plan Administrator (the “Participant Direction Procedures”) and applied in a uniform nondiscriminatory manner, direct the Trustee, in writing (or in such other form which is acceptable to the Trustee) to invest all of their accounts in specific assets, specific funds, or other investments permitted under the Plan and the Participant Direction Procedures.  That portion of the interest of any Participant so directing will thereupon be considered a Participant’s directed account.

(a)           As of each Valuation Date, all Participant directed accounts shall be charged or credited with the net earnings, gains, losses, and expenses as well as any appreciation or depreciation in the market value using publicly-listed fair market values when available or appropriate as follows:

(1)           to the extent that the assets in a Participant’s directed account are accounted for as pooled assets or investments, the allocation of earnings, gains, and losses of each Participant’s directed account shall be based upon the total amount of funds so invested in a manner proportionate to the Participant’s share of such pooled investment; and

(2)           to the extent that the assets in the Participant’s directed account are accounted for as segregated assets, the allocation of earnings, gains, and losses from such assets shall be made on a separate and distinct basis.

(b)           Investment directions will be processed as soon as administratively practicable after proper investment directions are received from the Participant.  No guarantee is made by the Plan, Company, Plan Administrator, or Trustee that investment directions will be processed on a daily basis and no guarantee is made in any respect regarding the processing time of an investment direction.  Notwithstanding any other provision of the Plan, the Company, Plan Administrator, or Trustee reserves the right to not value an investment option on any given Valuation Date for any reason deemed appropriate by the Company, Plan Administrator or Trustee.  Furthermore, the processing of any investment transaction may be delayed for any legitimate business reason (including, but not limited to, failure of systems or computer programs, failure of the means of the transmission of data, force majeure, the failure of a service provider to timely receive values or prices, and correction for errors or omissions or the errors or omissions of any service provider).  The processing date of a transaction will be binding for all purposes of the Plan and considered the applicable Valuation Date for an investment transaction.

(c)           The Participant Direction Procedures shall provide an explanation of the circumstances under which Participants and their Beneficiaries may give investment instructions.  Such explanation shall include, but need not be limited to, the following:

(1)           the conveyance of instructions by the Participants and their Beneficiaries to invest Participant directed accounts in directed investment options;

(2)           the name, address and phone number of the person (and, if applicable, the person or persons designated by such person to act on its behalf) responsible for providing information to the Participant or a Beneficiary upon request relating to the directed investment options;

(3)           applicable restrictions on transfers to and from any designated investment alternative;

(4)           any restrictions on the exercise of voting, tender and similar rights related to a directed investment option by the Participants or their Beneficiaries;

(5)           a description of any transaction fees and expenses that affect the balances in Participant directed accounts in connection with the purchase or sale of directed investment options; and

(6)           general procedures for the dissemination of investment and other information relating to the designated investment alternatives as deemed necessary or appropriate, including but not limited to, a description of the following:

(i)            the investment vehicles available under the Plan, including specific information regarding any designated investment alternative;

(ii)           any designated investment managers; and

(iii)          a description of the additional information that may be obtained upon request from the fiduciary designated to provide such information.

(d)           With respect to assets in a Participant’s directed investment account, the Participant or Beneficiary shall direct the Trustee with regard to any voting, tender and similar rights associated with the ownership of such assets (hereinafter referred to as the “Stock Rights”) as follows:

(1)           each Participant or Beneficiary shall direct the Trustee to vote or otherwise exercise such Stock Rights in accordance with the provisions, conditions and terms of any such Stock Rights;

(2)           such directions shall be provided to the Trustee by the Participant or Beneficiary in accordance with the procedure as established by the Administrator and the Trustee shall vote or otherwise exercise such Stock Rights with respect to which it has received directions to do so under this Section; and

(3)           to the extent to which a Participant or Beneficiary does not instruct the Trustee to vote or otherwise exercise such Stock Rights, such Participants or Beneficiaries shall be deemed to have directed the Trustee that such Stock Rights remain nonvoted and unexercised.

(e)           Any information regarding investments available under the Plan, to the extent not required to be described in the Participant Direction Procedures, may be provided to the Participant in one or more written documents (or in any other form including, but not limited to, electronic media) which are separate from the Participant Direction Procedures and are not thereby incorporated by reference into this Plan.

(f)            The Administrator may, in its discretion, include in or exclude by amendment or other action from the Participant Direction Procedures such instructions, guidelines or policies as it deems necessary or appropriate to ensure proper administration of the Plan, and may interpret the same accordingly.

(g)           Investment decisions with respect to all contribution sources shall be made by the Participant.

                                                F.             Forfeitures.  Forfeitures may be used to pay any administrative expenses of the Plan.  The remaining Forfeitures, if any, may be used to reduce any contribution of the Company required to be made under the Plan.

                                5.             Distribution of Account.

                                                A.            Normal Retirement Age.   At Normal Retirement Age, a Participant shall have a fully Vested interest in the Participant’s Account in the Plan.  The Participant’s Account shall be distributed to or on behalf of such Participant at such time and in such manner provided under the Plan.

                                                B.            Termination of Employment.  In the event of the termination of a Participant’s employment, whether such termination shall occur by reason of death, disability, retirement, or otherwise, then such Participant’s Vested interest in the Participant’s Account in the Plan shall be determined as of the Valuation Date. Such Vested amount shall be distributed to or on behalf of such Participant at such time and in such manner provided under the Plan.

                                                C.            Vesting Schedule.  A Participant shall be fully Vested at all times in amounts attributable to the deferrals of Compensation allocated to his Account pursuant to Section 4.B.  The contributions by the Company allocated to the Account of the Participating Employee pursuant to Sections 4.D. and 4.E. shall vest for each Year of Service as a Participating Employee according to the provisions regarding vesting of Employer Contributions in Article VI of the Retirement Plan.

                                                D.            Form of Payment.  A Participant who terminates employment for any reason other than death or who retires at Normal Retirement Age shall be entitled to payment of his Account balance.  The amount of such distribution shall be the value of the Participant’s vested Account balance as of the date of distribution.   Payment will begin within 30 days after the occurrence of the Normal Retirement Age, termination of employment, or death.

                                                E.             Death Benefits; Beneficiary Designation; Distribution of Death Benefits.  If a Participant or Beneficiary dies prior to receiving all of the Participant’s Account balance hereunder, then the Participant’s Beneficiary shall become fully Vested in the Participant’s remaining Account balance and such Account balance will be paid to the Participant’s designated Beneficiary.  At any time each Participant and each Beneficiary who has a right to receive payments hereunder shall have the unrestricted right to designate the person who, as his Beneficiary, shall receive the amount payable hereunder after his death and the right to revoke any such designations. Each such designation shall be evidenced by a written instrument filed with the Company and signed by the Participant or Beneficiary who is making the designation. If no beneficiary designation is on file with the Company at the time of the death of a Participating Employee or Beneficiary, or if such designation is not effective for any reason as determined by the Company, then payments under this Section 5.E. shall be made to the estate of such Participant or Beneficiary.

                                                F.             Location of Participant or Beneficiary Unknown.  In the event that all, or any portion, of the distribution payable to a Participant or his or her Beneficiary hereunder shall, at the expiration of five (5) years after it shall become payable, remain unpaid solely by reason of the inability of the Plan Administrator, after sending a certified letter, return receipt requested, to the last known address, and after further diligent effort to ascertain the whereabouts of such Participant or his or her Beneficiary, the amount so distributable shall be forfeited.

                                6.             Spendthrift Clause. The rights of a Participant or Beneficiary to receive payments or benefits hereunder shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or Beneficiary.  A distribution by the estate of a deceased Participant or Beneficiary to an heir or legatee of a right to receive payments hereunder shall not be deemed an alienation, assignment, or anticipation for the purposes of this Section 6.

                                7.             Plan Administration.

                                                A.            Identity and Duties of the Plan Administrator.  The Retirement Committee of the Company is the Plan Administrator and has the authority to control and manage the operation and administration of the Plan. The Retirement Committee shall make such rules, regulations, interpretations, and shall take such other actions to administer the Plan as the Retirement Committee may deem appropriate.  In administering the Plan, the Retirement Committee shall act in a nondiscriminatory manner with respect to Plan Participants and Beneficiaries.  Whenever action is required by the Retirement Committee hereunder, the same may be taken by any individual designated as agent for the purpose. Should it become necessary to perform some act hereunder and there is no direction in this Plan, the Retirement Committee shall exercise its discretion, consistently with the purpose of this Plan, and in so acting the Retirement Committee and its agents shall be fully protected and shall be absolved from all liability except from liability for fraud or bad faith.

                                                B.            Securing the Payment of Plan Benefits.  Participants have the status of general unsecured creditors of the Company, and the Plan constitutes a mere promise by the Company to make benefit payments in the future.  The Company shall establish a rabbi trust for the Plan.  The rabbi trust and any assets held by the rabbi trust to assist it is meeting it obligations under the Plan will conform to the terms of the model trust, as described in Revenue Procedure 92-64, as it may be amended or modified from time to time by the Internal Revenue Service.  To the extent not provided under the rabbi trust or other vehicle that the Company may establish at any time to provide for the retention of benefits under the Plan, the Company will pay such benefits from its general treasury as they come due.  It is the specific intent of the Company that the Plan constitute an unfunded arrangement for federal income tax purposes.

                                                C.            Assets Subject to General Creditors.  Participants have the status of general creditors In the event of the Company’s insolvency, all assets of the Plan shall be subject to the Company’s general judgment creditors to the extent that the claims are enforceable under state or federal law.  Assets will be paid from the Company’s general treasury, or other vehicle if one exists, as directed by a valid order from a court having competent jurisdiction.  No Participant or Beneficiary shall have any preferred claim or beneficial ownership interest in any Plan assets, and any rights they have under the Plan shall be mere unsecured contractual rights against the Company.

                                8.             Amendments.  The Company reserves the right by action of its Board to amend this Plan at any time or times. Any amendment that is necessary to bring this Plan into conformity with applicable government laws or regulations may be made retroactively to the extent permitted by law.

                                9.             Termination of Plan.  The Company shall have the right to terminate this Plan, subject to the provisions of this Section 9.  In the event the Plan is terminated, it shall be frozen pending the distribution of all of the Accounts of Participants and Beneficiaries.  Upon termination of the Plan, with or without formal action by the Company, each Participant shall become fully Vested in the Participant’s Account and each Participant or Beneficiary will continue to receive allocations of earnings until the Account is paid in full to the Participant or Beneficiary.  No future contributions will be made to the Account of such Participant or Beneficiary under Section 4.

                                10.          Rights of Participants.  Participating in this Plan shall not give any Participant any right to be retained in the service of the Company or any right or claim to any benefits hereunder unless such benefits have accrued under the terms and provisions of this Plan.

                                11.          Claims Procedure.  The Company shall develop and institute a claims procedure under which Participants and Beneficiaries shall be notified of steps to be taken in connection with obtaining benefits under the Plan. Said claims procedure shall be adequately described, in writing, shall provide for a full and fair review of denied benefits, and shall contain such other provisions as determined in the discretion of the Company.

                                SIGNED this ___ day of _______________, 200__, to be effective as of the 1st day of January, 2003.

CHS/COMMUNITY HEALTH SYSTEMS, INC.
By:
Title:

APPENDIX A

Participating Employees

The following are the Participants in the Plan as of January 1, 2003: